Exhibit 99.1

FOR IMMEDIATE RELEASE

Vail Resorts Contacts:
Media Relations: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com
Investor Relations: Jeff Jones, CFO, (970) 845-2552, jwjones@vailresorts.com

VAIL RESORTS CHAIRMAN AND CEO TO STEP DOWN ON JUNE 28, 2006 - ON HIS TENTH ANNIVERSARY WITH VAIL RESORTS

VAIL, Colo.—January 30, 2006—Vail Resorts, Inc. (NYSE: MTN) announced today that Chairman and CEO Adam Aron has decided to resign effective June 28, 2006. Mr. Aron selected the June 28 date, as it marks his 10th anniversary of agreeing to serve as Chairman and CEO of the Company.

During the five-month interim period, Mr. Aron will work closely with the Company’s Board of Directors to ensure a well-run and seamless transition. Mr. Aron also said he intends to make himself available to be of counsel or assistance to the Company, as requested by the Board, after June 28.

The Company’s Board of Directors will immediately commence a search for Aron’s successor, which will include external and internal candidates. During the transition, the members of the Executive Committee of the Vail Resorts Board of Directors will step up their oversight and direct involvement in key decisions being made. Other than Mr. Aron, the Executive Committee is comprised of Robert A. Katz, the Company’s Lead Director, and Joe R. Micheletto. As both are long-time directors of Vail Resorts, each has had significant roles in the Company’s strategic direction.

Commenting on the announcement, Aron said, “For me, this is an exciting and obviously personal announcement. I have immensely enjoyed every minute of what will ultimately be my ten-year tenure as Chairman and CEO of Vail Resorts. And I am grateful to the countless individuals who have been so kind to me along the way and so instrumental in Vail Resorts success. My continued commitment to Vail Resorts runs deep, as does my affection for the Vail Valley where I have lived for a decade. Accordingly, I will purchase as planned my Arrabelle residence in Vail, knowing with certainty that my strong connection to Colorado will extend for the remainder of my life.”

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Aron added, “It may be somewhat poetic to step down on my tenth anniversary, but I have long-admired professional athletes who ‘go out on top.’ This ten-year mark at Vail Resorts seems to fit that bill, and I am truly excited by the opportunities that appear to be open to me in what will become the next chapter of my life. In helping to bring Vail Resorts to its current position, some four times the size it was upon my arrival and clearly the nation’s preeminent mountain resort operator, I am enormously proud of the progress that has been made. I have achieved and experienced more than I ever imagined would be possible here. In its simplest terms, I have had a great run. At the same time, I remain a large individual shareholder of Vail Resorts, and have extraordinary confidence in its future.”

Robert Katz, Vail Resorts’ Lead Director also commented on the announcement, “Having worked closely with Adam Aron since 1996, and on behalf of the entire Board of Directors, I genuinely want to thank him for his impressive leadership and management of Vail Resorts for the past ten years. He has overseen numerous critical improvements and expansions to the Company’s resorts, and he has brought a new level of sophistication to the mountain resort industry. We are proud that Adam put together a deep and experienced management team, which keeps the Company strong and in excellent shape for the future. We are grateful that Adam will be with us through a transition, and wish him nothing but the best for his future plans.”

About Vail Resorts
Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company’s subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development, and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer websites are www.snow.com and www.rockresorts.com.